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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                            APOGEE TECHNOLOGY, INC.



     It is hereby certified that:

FIRST:  The name of the corporation is Apogee Technology, Inc. (the
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        "Corporation").


SECOND: The Certificate of Incorporation of the Corporation is hereby amended
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        by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

             "FOURTH:

                      The total number of shares of all classes of stock which
             the Corporation shall have authority to issue is Twenty Million, Ten Thousand (20,010,000), consisting of Twenty Million (20,000,000) shares of Common Stock, Zero Dollars and One Cent ($0.01) par value per share (the "Common Stock"), and Ten Thousand (10,000) shares of Preferred Stock, One Hundred Dollars ($100.00) par value per share (the "Preferred Stock")."

THIRD:  The amendment of the Certificate of Incorporation herein certified has
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        been duly adopted in accordance with the provisions of Section 228 and
        Section 242 of the General Corporation Law of the State of Delaware.

     EXECUTED, effective as of this 23rd day of July, 2001.

                                    APOGEE TECHNOLOGY, INC.



                                    By:/s/ Herbert M. Stein
                                       --------------------
                                    Name:  Herbert M. Stein
                                    Title: Chairman of the Board